Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Announces Signing of a

Definitive Agreement to Acquire Concentra Inc. Through Joint Venture with Welsh Carson

MECHANICSBURG, PENNSYLVANIA — March 23, 2015 — Select Medical Corporation (“Select”) today announced that MJ Acquisition Corporation, a joint venture that Select has created with Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”), has entered into a stock purchase agreement (the “Purchase Agreement”) as buyer with Concentra Inc. (“Concentra”) and Humana Inc. (“Humana”) to acquire all of the issued and outstanding equity securities of Concentra from Humana.  Concentra, a subsidiary of Humana, is a national health care company that delivers a wide range of medical services to employers and patients, including urgent care, occupational medicine, physical therapy, primary care, and wellness programs. Concentra operates more than 300 medical centers and 170 onsite clinics in 40 states.  Select and WCAS will own 50.1% and 49.9%, respectively, of MJ Acquisition Corporation.

For all of the outstanding stock of Concentra, MJ Acquisition Corporation has agreed to pay a purchase price of $1.055 billion, subject to adjustments for net working capital and net debt on the closing date. The transaction, which is expected to close in the second quarter of 2015, is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Select Medical Corporation is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States.  As of December 31, 2014, Select Medical Corporation operated 113 long term acute care hospitals and 16 inpatient rehabilitation facilities in 28 states, and 1,023 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select Medical Corporation also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites.  As of December 31, 2014, Select Medical Corporation had operations in 41 states and the District of Columbia.  Information about Select Medical Corporation is available at http://www.selectmedicalcorp.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the impact of the Bipartisan Budget Act of 2013 (the “BBA of 2013”), which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.

Investor inquiries:
Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com

SOURCE: Select Medical Corporation